Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Amendment No. 1 to Registration Statement on Form S-4 (No. 333-142437) of our report dated December 6, 2005 relating to the consolidated financial statements and financial statement schedule of WCI Steel, Inc. and Subsidiaries as of October 31, 2005 and for each of the years in the two-year period ended October 31, 2005, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC

Columbus, Ohio
July 25, 2007